Exhibit 97

THE AZEK COMPANY INC.

COMPENSATION RECOVERY POLICY

Recovery of Compensation

In the event The AZEK Company Inc. (the “Company”) is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws, the Company shall reasonably promptly recover from any Executive Officer the amount of erroneously awarded Incentive-Based Compensation in accordance with the rules of the New York Stock Exchange (the “NYSE”) and Rule 10D-1.

Amount of Compensation Subject to Recovery

The amount of erroneously awarded Incentive-Based Compensation subject to recovery under this Policy shall be the excess of (1) the Incentive-Based Compensation received by the Executive Officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement over (2) the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the accounting restatement, as determined by the Compensation Committee of the Board of Directors of the Company, or, in the absence of such a committee, by a majority of independent directors serving on the Board (the “Committee”) in its sole discretion. In addition, any amount to be recovered will be calculated without regard to any taxes previously paid.

Method of Recovery

The Committee shall determine, in its sole discretion, the method for recovering or cancelling, as the case may be, Incentive-Based Compensation hereunder, which may include, without limitation, any one or more of the following:

•
requiring reimbursement of cash Incentive-Based Compensation previously paid;
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seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
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cancelling or rescinding some or all outstanding vested or unvested equity-based awards;
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adjusting or withholding from unpaid compensation or other set-off;
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cancelling or setting-off against planned future grants of equity-based awards; and/or
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any other method permitted by applicable law or contract.

Exhibit 97

Exceptions to Mandatory Compensation Recovery

Recovery of Incentive-Based Compensation under this Policy is not required if the Committee in its sole discretion determines that the recovery of such Incentive-Based Compensation would be impracticable and either of the conditions below is deemed satisfied:

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the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided, that, before making such determination, the Company must make a reasonable attempt to recover the erroneously awarded compensation, document such reasonable attempt(s) and provide that documentation to the NYSE; or
•
the recovery of such compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of Internal Revenue Code Sections 401(a)(13) or 411(a) and regulations thereunder.

Definitions

For purposes of this Policy:

“Executive Officer” means any current or former “executive officer” of the Company, as determined for purposes of Rule16a-1 under the Securities Exchange Act of 1934, as amended.

“Incentive-Based Compensation” means any cash or equity-based compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measure that is derived wholly or in part from such measures, stock price and/or total shareholder return.

Acknowledgement by Executive Officers

The Company shall provide notice and seek written acknowledgement of this Policy in the form of Annex A from each Executive Officer, provided that failure to obtain such acknowledgement shall have no impact on the enforceability of this Policy.

No Indemnification

The Company shall not indemnify or agree to indemnify any Executive Officer against the loss of erroneously awarded compensation subject to this Policy nor shall the Company pay or agree to pay any insurance premium to cover the loss of erroneously awarded compensation.

Amendments

Exhibit 97

The Committee may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

Validity and Enforceability

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy.

Exhibit 97

Annex A

[Intentionally Omitted]